EXHIBIT 21

LIST OF SUBSIDIARIES OF THE COMPANY

Name	Place of Incorporation	Date of Incorporation Or Acquisition

Automated Language Processing Systems, Ltd.	Canada	November 17, 1986
a.l.p. Services, Inc.	Utah, USA	November 25, 1987
A.L.P. SERVICES SARL	France	November 30, 1987
INTERDOC SARL	France	November 30, 1987
Automated Language Processing Services, Ltd.	England	December 2, 1987
ALPNET GmbH	Germany	January 11, 1988
ALPNET Canada Inc.	Canada	January 15, 1988
ALPNET Deutschland GmbH	Germany	January 29, 1988
Interlingua Group Ltd.	England	March 31, 1988
ALPNET U.K. Ltd.	England	March 31, 1988
ALPNET Singapore Pte. Ltd.	Singapore	March 31, 1988
ALPNET Ireland Ltd.	Ireland	August 18, 1995
Bengbu ALPNET Technology Co. Ltd.	China	December 12, 1995
ALPNET Netherlands BV	The Netherlands	February 12, 1996
ALPNET Belgium NV	Belgium	September 16, 1996
Computype Limited	England	January 31, 1997
ALPNET do Brasil Ltda.	Brazil	August 28, 1998
NET TEXT CC AB	Sweden	September 1, 1998
ALPNET Technology GmbH	Germany	June 30, 1999
Technical Publishing Services BV	The Netherlands	July 30, 1999
ALPNET Holding CV	The Netherlands	December 22, 2000

Notes:	(1)	All subsidiaries are wholly-owned.
	(2)	The Company's Korean, Japanese and Thai operations are branches of ALPNET, Inc.

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